Exhibit 3.5

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KORSA BIOSCIENCES, INC.

Korsa Biosciences, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the current name of this corporation is Korsa Biosciences, Inc. (the “Corporation”), and that this Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 8, 2024 under the name “Korsa Biosciences, Inc”.

2. That the Second Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the directors and stockholders of the Corporation.

3. The text of the certificate of incorporation of this corporation is amended and restated to read in full as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 15th day of September, 2025.

By:	/s/ Jonathan Violin
Name:	Jonathan Violin
Title:	Chief Executive Officer, President and Secretary

EXHIBIT A

FIRST: The name of this corporation is Korsana Biosciences, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Center.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or as may hereafter be amended from time to time.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 217,863,552. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are 122,363,552 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”) and 95,500,000 shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which (i) 20,000,000 shares are hereby designated as “Series Seed Preferred Stock” and (ii) 75,500,000 shares are hereby designated as “Series A Preferred Stock.”

Immediately upon the filing and the effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), and without further action on the part of the Corporation or the holders of capital stock of the Corporation, each one (1) share of the Corporation’s Series A Preferred Stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Prior Series A Preferred Stock”) shall be reclassified and changed, automatically and without further action, into one (1) fully paid and nonassessable share of Series Seed Preferred Stock (such reclassification and change, the “Reclassification”). From and after the Effective Time, each stock certificate, if any such certificate exists, that, immediately prior to the Effective Time represented any shares of Prior Series A Preferred Stock (the “Old Certificates”) shall, until surrendered to the Corporation in exchange for a certificate representing the appropriate number of shares of Series Seed Preferred Stock, thereafter automatically be deemed to represent the number of shares of Series Seed Preferred Stock into which the shares of Prior Series A Preferred Stock represented by such Old Certificates will have been reclassified and changed. Every provision contained in this Second Amended and Restated Certificate of Incorporation has been revised for the Reclassification and gives full effect to such Reclassification and shall not be further adjusted for the Reclassification. The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

Unless otherwise indicated, references to “Sections” in this Part A of this Article Fourth refer to sections of Part A of this Article Fourth.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, preferences and special rights of the holders of the Preferred Stock set forth herein.

2. Voting. Except as otherwise provided herein or by applicable law, the holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held as of the applicable record date for each meeting of stockholders (and written actions in lieu of meetings); provided, however, that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Second Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. PREFERRED STOCK

The shares of the Preferred Stock shall have the powers, preferences and special rights set forth in this Part B of this Article Fourth. Unless otherwise indicated, references to “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of a series of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series of Preferred Stock. The “Original Issue Price” shall mean, with respect to the Series Seed Preferred Stock, $1.25 per share, and with respect to the Series A Preferred Stock, $2.00 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders and (b) a Deemed Liquidation Event (as defined below), the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on their respective Liquidation Amounts (as defined below) and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of each such series of Preferred Stock equal to the greater of (i) one (1) times the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to, for each series of Preferred Stock, as applicable, as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), elect otherwise by affirmative vote or written notice:

(a) a merger, consolidation, statutory conversion, transfer, domestication or continuance in which

(i)	the Corporation is a constituent party or

(ii)

a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication or continuance, except any such merger, consolidation, statutory conversion, transfer, domestication or continuance involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication or continuance, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

(b) (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or intellectual property (other than a license in a field of use not central to the Corporation’s business) of the Corporation and its subsidiaries taken as a whole or (2) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, transfer, domestication or continuance or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan with respect to such transaction, or terms of such transaction (any such agreement, plan or terms, the “Transaction Document”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right

(and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, any other expenses reasonably related to such Deemed Liquidation Event or any other expenses incident to the dissolution of the Corporation as provided herein, in each case as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”)), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “DLE Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount; provided, that if the definitive agreements governing such Deemed Liquidation Event contain contingent indemnification obligations on the part of the Corporation and prohibit the Corporation from distributing all or a portion of the Available Proceeds while such indemnification obligations remain outstanding, then the DLE Redemption Date shall automatically be extended to the date that is ten (10) business days following the date on which such prohibition expires. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the Available Proceeds for any purpose, except to discharge expenses incurred in connection with such Deemed Liquidation Event. In connection with a distribution or redemption provided for in Section 2.3.2, the Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Preferred Stock. Each Redemption Notice shall state:

(i)	the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the date specified in the Redemption Notice;

(ii)	the redemption date and the price per share at which the shares of Preferred Stock are being redeemed; and

(iii)

for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

If the Redemption Notice shall have been duly given, and if payment is tendered or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the date terminate, except only the right of the holders to receive the payment without interest upon surrender of any such certificate or certificates therefor.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Document shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as provided in Section 4 below) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Second Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2 Election of Directors.

3.2.1 The holders of record of the shares of Series Seed Preferred Stock, voting together exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect four (4) directors of the Corporation (the “Series Seed Preferred Directors”).

3.2.2 The holders of record of the shares of Series A Preferred Stock, voting together exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one (1) director of the Corporation (the “Series A Preferred Director,” and, together with the Series Seed Preferred Directors, the “Preferred Directors”); provided, however, for administrative convenience, the initial Series A Preferred Director may also be appointed by the Board of Directors in connection with the issuance of the Series A Preferred Stock without a separate action by the holders of Series A Preferred Stock.

3.2.3 The holders of record of the shares of Common Stock and Preferred Stock, voting together exclusively and as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one (1) director of the Corporation (the “At Large Director”); provided, however, for administrative convenience, the initial At Large Director may also be appointed by the Board of Directors in connection with the issuance of the Series A Preferred Stock without a separate action by the holders of Common Stock and Preferred Stock.

3.2.4 Any director elected as provided in Section 3.2.1, Section 3.2.2 or Section 3.2.3 may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the class or series of capital stock entitled to elect such director or directors, voting together as a single class on an as-converted to Common Stock basis, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

3.2.5 If the holders of shares of Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, pursuant to Section 3.2.1, Section 3.2.2 or Section 3.2.3 (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 3.2.1, Section 3.2.2 or Section 3.2.3), then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock or Common Stock, as the case may be, fill such directorship in accordance with Section 3.2.1, Section 3.2.2 or Section 3.2.3.

3.2.6 At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the Common Stock and of any other class or series of capital stock entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3.3 Preferred Stock Protective Provisions. At any time when shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Second Amended and Restated Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.

3.3.1 liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event or any other merger, consolidation, statutory conversion, transfer, domestication or continuance or consent to any of the foregoing;

3.3.2 amend, alter or repeal any provision of this Second Amended and Restated Certificate of Incorporation or Bylaws of the Corporation (the “Bylaws”);

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Preferred Stock with respect to its special rights, powers and preferences;

3.3.4 increase or decrease the authorized number of shares of Common Stock, Preferred Stock, or any series thereof;

3.3.5 purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

3.3.6 create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

3.3.7 enter into any agreement or otherwise obligate the Corporation or any subsidiary to do any of the foregoing.

4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such whole number of fully paid and non-assessable shares of Common Stock (calculated as provided in Section 4.2 below) as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” applicable to each series of Preferred Stock as of the Original Issue Date shall be equal to $1.25 per share of the Series Seed Preferred Stock, and $2.00 per share of the Series A Preferred Stock. Such initial Conversion Price for a series of Preferred Stock, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Section 4.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 2.1 to the holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2 Number of Shares Issuable Upon Conversion. The number of shares of Common Stock issuable to a holder of Preferred Stock upon conversion of such Preferred Stock shall be rounded up to the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of that same series of Preferred Stock being converted by such holder. For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Preferred Stock pursuant to Section 4.1.1.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by any surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Second Amended and Restated Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price for any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Preferred Stock Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)

as to any series of Preferred Stock shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock (including dividends payable in connection with dividends on other classes or series of stock);

(ii)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved (i) prior to the Original Issue Date or (ii) by the Board of Directors;

(iv)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors;

(vi)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors;

(vii)

shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors; or

(viii)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors.

(b) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) “Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d) “Original Issue Date” means the date on which the first share of Series A Preferred Stock is issued, which for the avoidance of doubt shall be September 12, 2025.

4.4.2 No Adjustment of Preferred Stock Conversion Price. No adjustment in the Conversion Price of any series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock; provided, however, that notwithstanding the foregoing, (i) no waiver of adjustment in the Conversion Price for the Series Seed Preferred Stock may be effected without first obtaining the consent of the holders of a majority of the outstanding shares of Series Seed Preferred Stock and (ii) no waiver of adjustment in the Conversion Price for the Series A Preferred Stock may be effected without first obtaining the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.4.3(b) shall have the effect of increasing the Conversion Price applicable to a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Stock pursuant to the terms of Section 4.4.4, the Conversion Price of such series of Preferred Stock shall be readjusted to such Conversion Price for such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is potentially subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Corporation at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price of such series of Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b) “CP1” shall mean the Conversion Price of such series of Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.4.4, then, upon the final such issuance, the Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of each such series of Preferred Stock then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Preferred Stock shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of such Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Preferred Stock.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Sections 4.1.1 and 4.2, upon the earliest to occur of (the time of such conversion is referred to herein as the “Mandatory Conversion Time”):

5.1.1 Immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price per share of at least $4.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) resulting in at least $75,000,000 of gross proceeds, net of the underwriting discount and commissions, to the Corporation and in connection with such offering the shares of Common Stock are listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors (a “Qualified IPO”);

5.1.2 Immediately prior to the closing of any business combination pursuant to which the Corporation is merged into, or otherwise combines with, a public company (a “Pubco”) listed on a “national securities exchange”, or a subsidiary of such Pubco, and the shares of capital stock of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) that represent, immediately following such combination, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such combination or consolidation, the parent corporation of such surviving or resulting corporation, provided that the implied price per share of capital stock received issued to the Corporation’s shareholders in such Reverse Merger Transaction (as defined below) is at least $4.00 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) the cash resources of the Pubco, excluding the cash resources of the Corporation, but inclusive of proceeds to the Pubco or the Corporation from contemporaneous sales of securities upon the consummation of the such transaction, exceeds $75,000,000 (a “Reverse Merger Transaction”); and

5.1.3 The date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock (or the applicable series thereof) shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock being converted that holds such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted.

6. Redeemed or Otherwise Acquired Shares. Unless approved by the Board of Directors and the Requisite Holders, any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7. Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders that would otherwise be required to amend such right, powers, preferences and other terms and (b) at any time more than one (1) series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of such series of Preferred Stock that would otherwise be required to amend such right, power, preference, or other term.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic transmission in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Second Amended and Restated Certificate of Incorporation or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: Subject to any additional vote required by this Second Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one (1) vote on each matter presented to the Board of Directors; provided, however, that, so long as the holders of Preferred Stock are entitled to elect one or more Preferred Directors, the affirmative vote of the majority of such Preferred Directors shall be required for the authorization by the Board of Directors of any of the matters set forth in the Amended and Restated Investors’ Rights Agreement, dated on or about the Original Issue Date, by and among the Corporation and the other parties thereto, as such agreement may be amended from time to time (the “IRA”), to the extent required by such provision and if such Preferred Directors are then serving.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or elimination of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or elimination.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal, modification or elimination of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or elimination; or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or elimination.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Second Amended and Restated Certificate of Incorporation, in addition to any other vote required by law or this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s Second Amended and Restated Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of the Corporation, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

THIRTEENTH:

1. Definitions. The following terms used in this Article Thirteenth have the meanings ascribed to them under the U.S. Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder (“BHCA”): “affiliate”, “bank holding company”, “class of voting securities”, “control”, “total equity”, “voting power” and “voting securities”. Any percentages referred to in this section are to those percentages as calculated for purposes of the BHCA.

2. Regulatory Voting Restriction. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, at no time will any bank holding company or any affiliate thereof, for so long as any of them holds capital stock of the Corporation (each, a “Regulated Holder”), and any person to whom a Regulated Holder transfers its Preferred Stock or Common Stock (any such person, a “BHCA Transferee”), in respect of such Preferred Stock or Common Stock (“Regulated Securities”), be entitled to exercise, in the aggregate, more than 4.99% of the voting power of any class of the Corporation’s voting securities (such voting restriction, the “Regulatory Voting Restriction”), including for matters on which holders of Preferred Stock or any series thereof vote as a single class and for matters on which holders of Preferred Stock and Common Stock vote together as a single class, and any such Regulated Securities in excess of 4.99% shall be deemed non-voting securities, provided, that the Regulatory Voting Restriction shall not apply to votes on matters permitted to a holder of non-voting securities under 12 C.F.R. 225.2(q): (i) matters that would significantly and adversely affect the rights or preference of a Regulated Security, (ii) the issuance of additional amounts or classes of securities that have rights, powers and privileges senior to a Regulated Security, (iii) the modification of the terms of a Regulated Security; (iv) the dissolution of the Corporation, or (v) the payment of dividends by the Corporation when preferred dividends are in arrears.

Notwithstanding the foregoing, the Regulatory Voting Restriction will not apply to any Regulated Securities that are transferred to a person unaffiliated with a Regulated Holder that acquires Preferred Stock or Common Stock from a Regulated Holder in any of the following transfers (each, a “Permitted Regulatory Transfer”): (i) a widespread public distribution; (ii) a transfer to the Corporation; (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities of the Corporation; or (iv) a transfer to a transferee that would control more than 50% of every class of voting securities of the Corporation without giving effect to the shares of the capital stock of the Corporation transferred by the Regulated Holder and its BHCA Transferees.

The Regulatory Voting Restriction will apply separately to each Regulated Holder, and if any Regulated Securities are held by a Regulated Holder via two or more affiliated entities or by a Regulated Holder and any of its BHCA Transferees, the Regulatory Voting Restriction applicable to such Regulated Holder shall be divided pro rata among the Regulated Holder, such affiliates and such BHCA Transferees, as applicable.

3. BHCA Protective Provision. The Corporation shall not directly or indirectly repurchase, redeem, retire or otherwise acquire any of the Corporation’s capital stock, or take any other action, if, as a result, a Regulated Holder and its BHCA Transferees would own or control, or be deemed to own or control, collectively, greater than (i) 4.99% of any class of voting securities of the Corporation or (ii) 33.329% of the total equity of the Corporation; provided, that the foregoing restriction will not apply to any repurchases or redemptions to the extent the Regulated Holder and its BHCA Transferees are permitted to participate on a pro rata basis such that after such repurchase or redemption the Regulated Holder’s and its BHCA Transferees’ ownership of the Corporation’s voting securities would not exceed the limitations in (i) and (ii) above.

4. Non-Cash Distributions. If the Corporation declares a distribution, including upon a Deemed Liquidation Event, payable in any form of property other than in cash that a Regulated Holder believes in good faith it is not permitted to own under the BHCA, such Regulated Holder shall be entitled to receive, at its election, in lieu of such property, a cash payment equal to the fair market value of the property that such Regulated Holder would have been entitled to receive upon such distribution.

5. Co-operation. The Corporation shall (i) cooperate in good faith with each Regulated Holder in order to avoid such Regulated Holder being deemed to be in control of the Corporation or any successor to the Corporation (or being required to divest all or any portion of its Regulated Securities); and (ii) use commercially reasonable efforts to ensure that any security of the Corporation or of any successor or acquiring corporation or entity issued to a Regulated Holder in any transaction to which the corporation is a party (e.g., a merger or other acquisition) contains terms and characteristics substantially the same as those in this Article Thirteenth; provided, that if such a substantially similar security is not, or cannot be, issued to the Regulated Holders in the circumstances described above, then the Regulated Holders will (in lieu of such security, in exchange for their shares) be entitled to receive a cash payment equal to the fair market value of the security being issued in the relevant transaction.

FOURTEENTH: If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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